Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-3
(Form Type)

Vishay Intertechnology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	(1)	Equity	Common Stock, par value $0.10 per share	457(r)	17,250,000	$50.00	$862,500,000.00	0.00013810	$119,111.25
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts					$862,500,000.00		$119,111.25
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fee Due							$119,111.25

(1)
Includes 2,250,000 shares of common stock, $0.10 par value per share, of the registrant that may be offered and sold pursuant to the exercise in full of the underwriters’ over-allotment option to purchase additional shares of common stock. Payment of the registration fee at the time of filing of the registrant's registration statement on Form S-3ASR (File No. 333-297116), filed with the Securities and Exchange Commission on June 29, 2026 (the “Registration Statement”), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, and is paid herewith. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Filing Fee” table in the Registration Statement. The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering.